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                                                                     EXHIBIT 4.2

                              MUSI INVESTMENTS S.A.

                           CONVERTIBLE PROMISSORY NOTE

         Date  May 14, 2001              Maturity Date: January 2, 2002

         Lender:                                   Borrower:


MUSI Investments S.A.                    Frisby Technologies, Inc.
231 Val des Bons Malades                 3195 Centre Park Blvd.
L-2121 Luxembourg-Kirchberg              Winston-Salem, NC County: Forsyth 27107



         FOR VALUE RECEIVED, the undersigned Borrower unconditionally promises to pay to the order of Lender, its successors and assigns, without setoff, at its offices indicated at the beginning of this Convertible Note, or at such other place as may be designated by Lender, the principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

1. RATE. The Rate shall be the Prime Rate plus 0.75%.

The "Prime Rate" is the so-called composite "Prime Rate" which is published from time to time during the relevant period in the Southeast Edition of The Wall Street Journal listing of "Money Rates" and shall be the arithmetic average of such published rates if more than one is quoted.

Notwithstanding any provision of this Convertible Note, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the State of New York; if any higher rate ceiling is lawful, then that higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Lender.

2. ACCRUAL METHOD. Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3. RATE CHANGE DATE. Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes. In the event The Wall Street Journal ceases to publish the Prime Rate, Lender shall substitute an index determined by Lender to be comparable, in its sole discretion.

4. PAYMENT SCHEDULE. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Convertible Note, then to interest due and payable, with the balance applied to principal, or in such other order as Lender shall determine at its option.

Single Principal Amount. Unless Lender exercises its rights under Section 5 as to the entire principal balance of this Convertible Note, principal shall be paid in full in a single payment on January 2, 2002. Interest thereon shall be paid on a quarterly basis for the quarters ending June 30 and September 30, with such payments being due on the first business day after the end of each such quarter. Each payment shall be accompanied by a statement from Borrower setting forth in reasonable detail the interest then due and payable for such quarter. A final payment of all accrued and unpaid interest shall be made at the stated maturity of this Convertible Note.

5. CONVERSION OF CONVERTIBLE NOTE.

         (a) Conversion Notice. At any time on or prior to the Maturity Date, Lender shall have the right, subject to the terms of this Convertible Note, to convert the outstanding principal balance and any accrued and unpaid interest due under this Convertible Note, or a portion thereof, into either (i) shares of common stock of the Borrower (the "Conversion Shares") or (ii) units, each of which shall consist of one share of common stock of the Borrower and a warrant to purchase one share of common stock of the Borrower at a warrant exercise price of $6.00 (the "Units", and together with the Conversion Shares, the "Conversion Securities"). Such warrants would be issued pursuant to a Warrant Agreement, the form of which is attached hereto as Exhibit B. Upon conversion of the full principal amount and all accrued but unpaid interest of this Convertible Note, this Convertible Note will be discharged in full. In order to exercise the conversion right referred to in this Section 5(a), Lender shall surrender this Convertible Note to the Borrower at its principal office together with the completed Conversion Form attached hereto as Exhibit A (the "Conversion Form"). Upon such surrender, the Borrower shall issue a certificate or certificates in the name of Lender for the largest number of whole shares of common stock to which Lender shall be entitled and, if this Convertible Note is converted in whole, in lieu of any fractional share of the common stock to which the Lender shall be entitled, cash equal to remaining unconverted principal balance. If Lender is converting the Convertible Note into Units, the Borrower shall also execute and deliver to Lender the Warrant Agreement setting forth the applicable number of shares for which the warrant granted thereunder is exercisable, determined by dividing the portion of the principal amount and/or accrued but
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unpaid interest of the Convertible Note that Lender elects to convert by the
Conversion Price for the Units, as adjusted pursuant to Section 5(c). If the Lender is converting the Convertible Note into Conversion Shares, the number of Conversion Shares into which this Convertible Note is convertible will be determined by dividing the portion of the principal amount and/or accrued but unpaid interest of the Convertible Note that Lender elects to convert by the Conversion Price for the Conversion Shares, as adjusted pursuant to Section 5(c). Upon conversion of this Convertible Note in part only, the Borrower shall execute and deliver to the Lender a new Convertible Note, dated the date of the Convertible Note presented for conversion, in the principal amount equal to the unconverted principal amount of such Convertible Note. The "Conversion Price" will be (i) for the Units, $4 per Unit, and (ii) for the Conversion Shares, the higher of (x) $1.12, or (y) 85% of the 10-day average closing trading price of the Company's common stock on the NASDAQ Stock Market on the date of conversion. Notwithstanding anything contained herein to the contrary, this Convertible Note may not be converted into more than 1,417,959 shares of common stock of the Borrower in the aggregate, prior to giving effect to any adjustments to the Conversion Price as provided for in Section 5(c).

         (b) Reservation of Shares. The Borrower will at all times authorize and reserve, and will keep available, solely for delivery upon the conversion of this Convertible Note, shares of common stock as from time to time shall be sufficient to effect the conversion of the outstanding principal amount and all accrued and unpaid interest of this Convertible Note; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of the entire outstanding principal amount and all accrued but unpaid interest of this Convertible Note, in addition to such other remedies as shall be available to the Lender, the Borrower will use its best efforts to take such corporate action as may, acting on the advice of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

         (c) Adjustments to Conversion Price. If the Borrower shall at any time make distributions to the holders of the common stock payable in securities of the Borrower (excluding dividends or distributions payable in common stock), then provision shall be made so that the Lender shall receive upon conversion of this Note, whether in whole or in part, in addition to the number of Conversion Securities receivable upon conversion thereof, the amount of securities which the Lender would have received had this Convertible Note been converted into Conversion Securities on the record date established by the Board of Directors of the Borrower for determining stockholders entitled to receive such dividend or distribution and had the Lender thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by the Lender as aforesaid during such period.

         In case of any reclassification, capital reorganization or other change of outstanding shares of common stock of the Borrower (other than a change in par value or as a result of an issuance of common stock by way of dividend or other dividend or distribution described in another paragraph of this Section 5(c)), the Borrower shall cause effective provision to be made so that the Lender shall have the right thereafter, by converting this Convertible Note, to acquire the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization or other change as if Lender had converted this Convertible Note in its entirety immediately prior to such reclassification, capital reorganization or other change of outstanding shares of common stock. Any such provision shall include provision for adjustments which shall be nearly equivalent as much as may be practicable to the adjustments provided for in this Convertible Note. The foregoing provisions of this Section shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of common stock.

         If the Borrower shall at any time (i) make a subdivision of shares of common stock outstanding, or (ii) pay a dividend or make a distribution in shares of common stock, the Conversion Price in effect immediately prior to such action shall be proportionately decreased and in case the Borrower shall at any time reduce the number of shares of common stock outstanding, by combination or otherwise, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment made pursuant to this paragraph shall, in the case of a subdivision or combination, become effective as of the effective date thereof.

         Upon a Change of Control, then, as a condition to the consummation of such transaction, adequate provision shall be made so that the Lender shall thereafter be entitled to receive, upon conversion of this Convertible Note, in whole or in part, the number of shares of capital stock or other securities or property of the Borrower, or of the successor corporation, resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, that would have been received by the Lender had this Convertible Note been converted into Conversion Securities immediately prior to the consummation of such transaction. For purposes of this Section 5(c), "Change of Control" shall mean
(a) any reorganization, merger, business combination (by tender offer or otherwise), consolidation or share exchange involving the Borrower in one or in a series of related transactions, or (b) a sale, lease or transfer of all or substantially all of the assets of the Borrower (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the corporation's material assets); unless, in each case, the Borrower's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least seventy-five percent (75%) of the voting power of the surviving or acquiring entity.

         (d) No Waiver. The adjustment provision set forth in Section 5(c) shall not be deemed to constitute, and shall not constitute, a waiver of any covenants or other obligations of Borrower in the Loan Documents (as hereinafter defined) or other agreements between Borrower and Lender, which require Borrower to obtain Lender's prior written consent before engaging in any transactions giving rise to an adjustment of the Conversion Securities pursuant to Section 5(c).

         (e) Miscellaneous. Subject to the provisions of this Section 5, any such conversion shall be deemed to have been made at the close of business on the date that this Convertible Note shall have been surrendered for conversion together with the Conversion Form, so that the rights of the Lender as a holder of this Convertible Note shall cease at such time and the person or persons entitled to receive the Conversion Shares or Units, as the case may be, upon conversion of this Convertible Note shall be treated for all purposes

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as having become record holder or holders of such Conversion Shares or Units at such time and such conversion shall be at the Conversion Price in effect at such time. Notwithstanding the foregoing, no such surrender on any date when the stock transfer books of the Borrower shall be closed shall be effective to constitute the person or persons entitled to receive the Conversion Shares or the Units, as the case may be, upon such conversion as the record holder or holders of such Conversion Shares or Units on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Units or Conversion Shares, as the case may be, as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open and such conversion shall be at the Conversion Price in effect at the close of business on such next succeeding day. If the last day for the exercise of the conversion rights shall not be a business day, then such conversion right may be exercised on the next succeeding business day.

6. WAIVERS, CONSENTS AND COVENANTS. Borrower, any endorser, or guarantor hereof or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice (excluding notices to be given under the Loan Agreement) required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Convertible Note, any endorsement or guaranty of this Convertible Note, or any other documents executed in connection with this Convertible Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Lender (the "Loan Documents"); (b) consent to all delays, extensions or renewals of this Convertible Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Lender, or any indulgence shown by Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Convertible Note, under any endorsement or guaranty of this Convertible Note or under any of the Loan Documents; and (c) agree to pay, on demand, all reasonable costs and expenses of collection or defense of this Convertible Note or of any endorsement or guaranty hereof and/or the enforcement or defense of Lender's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, provided such costs, fees and expenses shall not exceed 15% of the obligations due hereunder.

7. PREPAYMENTS. Prepayments may be made in whole or in part at any time on any loan for which the Rate is based on the Prime Rate or on any other fluctuating Rate or index which may change daily. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Lender shall determine in its sole discretion. Notwithstanding the foregoing, prior to making any prepayment of the principal amount due under this Convertible Note, Borrower will provide Lender with ten (10) business days prior written notice of its election to make such prepayment and the amount of such prepayment. Lender shall have the right, upon notice to Borrower prior to the expiration of such ten (10) business day period, to elect to convert the then outstanding principal balance of this Convertible Note, in whole or in part, as provided for in Section 5. If Lender does not exercise its conversion rights at that time, Borrower may then make such prepayment as provided for herein.

8. DELINQUENCY CHARGE. To the extent permitted by law, a delinquency charge may be imposed in an amount not to exceed four percent (4%) of the unpaid portion of any payment that is more than fifteen days late. Unless the terms of this Convertible Note call for repayment of the entire balance of this Convertible Note (both principal and interest) in a single payment and not for installments of interest or principal and interest, the 4% delinquency charge may be imposed not only with respect to regular installments of principal or interest or principal and interest, but also with respect to any other payment in default under this Convertible Note (other than a previous delinquency charge), including without limitation a single payment of principal due at the maturity of this Convertible Note. In the event any installment, or portion thereof, is not paid in a timely manner, subsequent payments will be applied first to the past due balance (which shall not include any previous delinquency charges), specifically to the oldest maturing installment, and a separate delinquency charge will be imposed for each payment that becomes due until the default is cured.

9. EVENTS OF DEFAULT. The occurrence of a "Default" under Section 8 of the Loan Agreement shall constitute an event of default hereunder (an "Event of Default").

10. REMEDIES UPON DEFAULT. Whenever there is an Event of Default under this Convertible Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Lender (however acquired or evidenced) shall, at the option of Lender, become immediately due and payable and any obligation of Lender to permit further borrowing under this Convertible Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Lender's discretion up to the maximum rate allowed by law, or if none, a per annum rate of interest equal to the Prime Rate plus 4% (the "Default Rate"). The provisions herein for a Default Rate and a delinquency charge shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Convertible Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Convertible Note until the entire outstanding balance of principal and interest is paid in full. Lender is hereby authorized at any time to set off and charge against any deposit accounts of any Obligor, as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, without notice or demand, any and all obligations due hereunder. Additionally, Lender shall

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have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

11. NON-WAIVER. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender's rights under this Convertible Note. No waiver of any of its rights hereunder, and no modification or amendment of this Convertible Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Obligor to Lender in any other respect at any other time,

12. APPLICABLE LAW, VENUE AND JURISDICTION. This Convertible Note and the rights and obligations of Borrower and Lender shall be governed by and interpreted in accordance with the law of the State of New York. In any litigation in connection with or to enforce this Convertible Note or any endorsement or guaranty of this Convertible Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of New York or the United States located within the State of New York and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

13. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Convertible Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Convertible Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

14. BINDING EFFECT. This Convertible Note shall be binding upon and inure to the benefit of Borrower, Obligors and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Lender.

15. CONTROLLING DOCUMENT. To the extent that this Convertible Note conflicts with or is in any way incompatible with any other Loan Document concerning this obligation, the Convertible Note shall control over any other document, and if the Convertible Note does not address an issue, then each other document shall control to the extent that it deals most specifically with an issue,

16. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THEREOF ("A.A.A."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK COUNTY, NEW YORK, AND ADMINISTERED BY A.A.A. WHO WILL APPOINT AN ARBITRATOR. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) LIMIT THE RIGHT OF LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

Borrower represents to lender that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this convertible note and hereby executes this convertible note under seal as of the date here above written.


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NOTICE OF FINAL AGREEMENT. THIS WRITTEN CONVERTIBLE PROMISSORY NOTE REPRESENTS
THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

FRISBY TECHNOLOGIES, INC.

By: /s/ Gregory S. Frisby           (Seal)
    --------------------------------

Name:    Gregory S. Frisby

Title:   Chairman and CEO

---------------------------------

Attest (If Applicable)
[Corporate Seal]


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                                    EXHIBIT A

                                 CONVERSION FORM


FRISBY TECHNOLOGIES, INC.

                  The undersigned, MUSI INVESTMENTS S.A., pursuant to the provisions of the within Convertible Note, hereby elects to convert $________________ of the unpaid principal amount and/or accrued but unpaid interest of such Note into the number of [Conversion Shares] [Units] of Frisby Technologies, Inc. into which such unpaid principal amount (or if this is a partial conversion, the amount set forth above) is convertible at the Conversion Price, as adjusted. The [Conversion Shares] [Units] shall be registered in the name of MUSI Investments S.A. whose address is 231 Val des Bons Malades, L-2121 Luxembourg-Kirchberg.


Dated:______________

                                MUSI INVESTMENTS S.A.

                                ____________________
                                Signature
                                ____________________
                                Address
                                ____________________